Exhibit 3.4

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PHOENIX MOTOR INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST, A.D. 2021, AT 10:51 O'CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock Secretary of State

3929882 8100	Authentication: 203838963
SR# 20212885865	Date: 08-04-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:51 AM 08/04/2021
FILED 10:51 AM 08/04/2021	CERTIFICATE OF AMENDMENT
SR 20212885865 - File Number 3929882

TO

AMENDED CERTIFICATE OF INCORPORATION

OF

PHOENIX MOTOR INC.

PHOENIX MOTOR INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is: Phoenix Motor Inc.

SECOND: The amended certificate of incorporation of the Corporation was filed with the Secretary of State on August 3, 2021 (“Amended Certificate of Incorporation”);

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of Incorporation as follows:

Article V shall be amended to add the following provision in its entirety to the existing provisions of Article V, after the first paragraph:

“Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into seventy thousand (70,000) fully paid, nonassessable shares of Common Stock (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Forward Stock Split.”

FOURTH: This Certificate of Amendment to the Amended Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the

Corporation.

IN WITNESS WHEREOF, Phoenix Motor Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of August 3, 2021.

/s/ Xiaofeng Peng
Xiaofeng Peng
Chief Executive Officer